Exhibit 10.2

The confidential portions of this exhibit have been filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request in accordance with Rule 406 under the Securities Act of 1933, and Rule 24b-2, under the Securities Exchange Act of 1934. Redacted portions of this exhibit are marked by an ***.

PROFESSIONAL LIABILITY QUOTA SHARE AGREEMENT

TABLE OF CONTENTS

ARTICLE		PAGE

	Preamble	1
1	Business Covered	2
2	Exclusions	2-3
3	Premiums and Ceding Allowance	3
4	Term	3
5	Termination	3-4
6	Special Termination	4
7	Territory	5
8	Reports and Remittances	5
9	Notice of Loss and Loss Settlements	5-6
10	Extra Contractual Obligations/Excess of Policy Limits	6-7
11	Loss Adjustment Expenses	7
12	Unallocated Loss Adjustment Expenses	8
13	Follow The Fortunes	8
14	Premium Trust Account	8-10
15	Reinsurer Reports	11
16	Excluded Risks Inadvertently Bound	11
17	Special Acceptance	12
18	Access to Records	12
19	Offset	12
20	No Third Party Rights	12
21	Indemnification and Errors and Omissions	12-13
22	Confidentiality	13-14
23	Insolvency	14-15
24	Arbitration	15-16
25	Service of Suit	16-17
26	Governing Law	17
27	Entire Agreement; Modification	17
28	Severability	17
29	Federal Excise Tax	18
30	Execution in Counterpart	19

PROFESSIONAL LIABILITY QUOTA SHARE AGREEMENT

(the “Agreement”)

issued to

The North River Insurance Company

United States Fire Insurance Company

Crum & Forster Indemnity Company

Crum and Forster Insurance Company

Crum & Forster Specialty Insurance Company

(collectively, the “Company”)

by

AmerInst Insurance Company Limited

Hamilton Bermuda

(the “Reinsurer”)

Wherever the word “Company” is used in this Agreement, such term shall be held to include any and/or all of its subsidiaries and affiliated companies, and any and all insurance companies which are now or hereafter may be under the same ownership or management as of the Company, provided that notice be given to the Reinsurer within 45 days of such acquisition of any such subsidiary companies that may hereafter come under the management of the Company, with full particulars as to how such acquisition is likely to affect this Agreement.

ARTICLE 1

BUSINESS COVERED

The Company agrees to cede, and the Reinsurer agrees to accept as reinsurance a fifty percent (50%) quota share of the liability of the company under any and all binders, policies and contracts of insurance (hereinafter referred to as “policies”) incepting, renewing or having an anniversary date during the term of this Agreement written by AmerInst Professional Services, Limited on behalf of the Company and classified by the Company as Accountants Professional Liability and Attorneys or Lawyers Professional Liability, subject to the exclusions, limitations and conditions herein.

Cessions to this Agreement are subject to all terms, conditions and warranties as the original policies.

The maximum policy period of the business protected by this Agreement is 12 months plus odd time, not to exceed 18 months in all, plus any extended reporting or discovery period not to exceed 72 months or as required by statute or regulation.

Notwithstanding the agreement of the Company to cede a quota share of 50% to the Reinsurer hereunder, the Company shall have the right to reduce quota share cessions to the Reinsurer, in the event that amount of premium assumed by the Reinsurer under this Agreement and all other agreements and policies underwritten by the Reinsurer for the prior four trailing quarters shall exceed twice the amount of the Reinsurer’s policyholders’ surplus as reflected in its latest filed quarterly financial statement, or the Company believes that such ratio will be exceeded in the following quarter. In such case, the Company will have the option to reduce the premium ceded to this Agreement to an amount of that is sufficient to reduce the ratio to within the limitation set forth above.

ARTICLE 2

EXCLUSIONS

This Agreement does not cover:

1.	Assumed reinsurance, other than intercompany reinsurance.

2.	Loss or liability excluded by the Pools, Associations, Syndicates Clause attached hereto.

3.	Loss or liability excluded by the Nuclear Incident Exclusion Clause attached hereto.

4.

Any and all liability of the Company arising, by contract, operation of law, or otherwise from its participation or membership whether voluntary, in any insolvency fund. “Insolvency Fund” includes any guaranty fund, insolvency fund, plan, pool association, fund or other arrangement, howsoever denominated, established or governed, which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee, or other obligation of an insurer, or its successors or assigns which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

ARTICLE 3

PREMIUMS AND CEDING ALLOWANCE

The Company shall pay the Reinsurer on Policies ceded hereunder fifty percent (50%) of the original Gross Net Written Premium.

Reinsurer shall allow the Company a ceding allowance of *** of original gross net written premium, plus an additional provisional ceding allowance of ***, for charges incurred with respect to premium taxes, residual market charges, guaranty funds, pool assessments and the like. The *** provisional allowance will be trued up periodically to reflect actual charges.

Original Gross Net Written Premium shall mean gross written premiums, less return premiums and cancellations, less costs of reinsurance, if any, inuring to the benefit of this Agreement.

ARTICLE 4

TERM

This is a continuous Agreement commencing September 25, 2009, at 12:01 a.m. Eastern Time, until terminated pursuant to the provisions of Article 5 or Article 6.

ARTICLE 5

TERMINATION

Any party to this Agreement may terminate it for any reason on not less than 120 days’ prior written notice.

This Agreement shall remain in full force and effect with respect to all risks ceded hereunder prior to the effective date of termination until natural expiry, cancellation or next anniversary date, or to the end of an extended reporting period on Policies providing such coverage.

Upon termination of this Agreement pursuant to this Article 5 or Article 6, the Company may at its sole option, elect to terminate on a run-off or cut-off basis, and shall provide written notice of its election to the Reinsurer within 30 days of the effective date of termination.

If the Company elects termination on a cut-off basis, it shall prepare a statement for the Reinsurer of the unearned premium at termination, and the Reinsurer shall return to the Company such unearned premium less any ceding allowance within 30 days of receipt of such statement. The Reinsurer shall not be liable for any claims first made and reported after the effective date of termination, except for claims first made against the original insured or reported to the Company during an extended reporting period which commenced before the termination date on a Policy for which the Reinsurer is due or has received its proportionate share of the extended reporting period premium, and such Policy provides that the extended reporting period premium is fully earned at inception of the extended reporting period.

ARTICLE 6

SPECIAL TERMINATION

The Company at its sole option shall have the right to terminate the Reinsurer’s participation immediately in the event:

1.	The Reinsurer ceases underwriting operations.

2.	The Reinsurer retrocedes any portion of any risk assumed herein without the Company’s prior written consent.

3.	The Reinsurer’s surplus to policyholders as reflected on its latest quarterly financial statements filed with the insurance regulator having jurisdiction over it falls below ***.

4.	The Reinsurer’s Net Leverage Ratio, as defined by A.M. Best Company, exceeds 3.0.

5.	The Reinsurer has merged with or 50% or more of the shares, ownership interest in or assets of Reinsurer are acquired or controlled by any corporation, company, or individual(s) not controlling the Reinsurer’s operations at the inception of this Agreement.

6.	An insurance department or other legal or regulatory authority orders the Reinsurer to cease writing business, or the Reinsurer is placed under regulatory supervision.

7.	The Reinsurer has become insolvent or has been placed into liquidation or receivership (whether voluntary or involuntary), or there have been instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator, or trustee in bankruptcy, to take possession of its assets or control of its operations.

8.	The Reinsurer fails to timely deliver the documents and information required under Article 14.

The right of the Company to terminate this Agreement under this Article 6 may be exercised at any time on or after the date of the occurrence of the event giving rise to the Company’s right to terminate.

ARTICLE 7

TERRITORY

The territorial scope of this Agreement shall be identical to those of the Company’s policies.

ARTICLE 8

REPORTS AND REMITTANCES

A.	The Company shall furnish to the Reinsurer quarterly accounts of business ceded hereunder within sixty (60) days after the close of each quarter, showing premiums due the Reinsurer, less the following: (1) ceding allowance granted under Article 3, (2) Federal Excise Tax, if any, and (3) paid losses and Loss Adjustment Expenses due from the Reinsurer, including Unallocated Loss Adjustment Expenses payable under Article 12. If the amount due as respects the quarterly account is to the Reinsurer, the Company shall remit payment with its report. If the amount due as respects the quarterly account is to the Company, the Reinsurer shall remit payment within fifteen (15) days after receipt of the Company’s report. All settlements of account between the Company and the Reinsurer shall be made in cash or its equivalent.

B.	The Company shall furnish the Reinsurer with the following reports:

1.	The gross written premium ceded during the quarter.

2.	Losses, Loss Adjustment Expense and Unallocated Loss Adjustment Expense paid during the quarter (net of any amounts paid by the Reinsurer during the quarter in accordance with the special remittance provisions of Article 9, the Notice of Loss and Loss Settlements Article).

3.	Reserves for outstanding losses, Loss Adjustment Expense and Unallocated Loss Adjustment Expense for the calendar quarter.

4.	The unearned premium reserves as of the end of the calendar quarter being reported.

ARTICLE 9

NOTICE OF LOSS AND LOSS SETTLEMENTS

A.	The Reinsurer shall indemnify the Company for the Reinsurer’s fifty percent (50%) quota share of all Loss and Loss Adjustment Expenses under Policies subject to this Agreement. Loss shall include Loss in Excess of Policy Limits and Extra-contractual Obligations, as defined in Article 10.

B.	The Company will give notice to the Reinsurer, as soon as reasonably practicable, of any claims or losses the Company reasonably expects will exceed $100,000 to this Agreement, and the Company will keep the Reinsurer advised of all subsequent developments regarding such losses.

C.	The Company alone and in its discretion shall adjust, settle or compromise all claims and losses. All such adjustments, settlements, and compromises, whether under strict policy terms or by way of compromise, and any Extra-Contractual Obligations and/or Loss in Excess of Policy Limits, shall be binding on the Reinsurer in proportion to its participation. The Company shall likewise at its sole discretion commence, continue, defend, compromise, settle or withdraw from actions, suits or proceedings, including Declaratory Judgments, as defined in Article 11.D., and generally do all such matters and things relating to any claim or loss as in its judgment may be beneficial or expedient, and all loss payments made shall be shared by the Reinsurer proportionately. The Reinsurer shall, on the other hand, benefit proportionately from all reductions of losses by salvage, compromise or otherwise.

D.	The Reinsurer agrees to abide by the loss settlements of the Company; such settlements to be construed as satisfactory proof of loss. Amounts falling to the share of the Reinsurer shall be payable to the Company by the Reinsurer as provided in Article 8 (Reports and Remittances).

E.	The Reinsurer shall immediately pay by special remittance any paid ceded loss and/or Loss Adjustment Expense that exceeds *** upon receipt of a special loss advice containing reasonable details of such loss.

ARTICLE 10

EXTRA CONTRACTUAL OBLIGATIONS/EXCESS OF POLICY LIMITS

A.	This Contract shall cover Extra Contractual Obligations. “Extra Contractual Obligations” shall be defined as those liabilities not covered under any other provision of this Agreement and that arise from the handling of any claim on business covered hereunder, such liabilities arising because of, but not limited to, the following: failure by the Company to settle within the Policy limit, or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such action.

B.	This Contract shall cover Loss in Excess of Policy Limits. “Loss in Excess of Policy Limits” shall be defined as Loss in excess of the Policy limit, having been incurred because of, but not limited to, failure by the Company to settle within the Policy limit or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such action.

C.	An Extra Contractual Obligation and/or Loss in Excess of Policy Limits shall be deemed to have occurred on the same date as the loss covered under the Company’s Policy, and shall constitute part of the original loss.

D.	For the purposes of the Loss in Excess of Policy Limits covered hereunder, the word “Loss” shall mean any amounts for which the Company would have been contractually liable to pay had it not been for the limit of the original Policy.

E.	Loss Adjustment Expense in respect of Extra Contractual Obligations and/or Loss in Excess of Policy Limits shall be covered hereunder in the same manner as other Loss Adjustment Expense.

F.	However, this Article shall not apply where the loss has been incurred due to final legal adjudication of fraud of a member of the Board of Directors or a corporate officer of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

ARTICLE 11

LOSS ADJUSTMENT EXPENSES

A.	“Loss Adjustment Expense” shall mean expenditures by the Company made in connection with the disposition of a claim, loss or legal proceeding including investigation, negotiation, cost of bonds, court costs, statutory penalties, prejudgment interest or delay damages, interest on any judgment or award and legal expenses of litigation, and Declaratory Judgment Expenses. Loss Adjustment Expense will be in addition to the original policy limit and will be apportioned on the same quota share basis as is applicable to loss covered hereunder, unless the original policy provides loss adjustment expense within the policy limit. In the event any Loss Adjustment Expense is incurred by the Company in connection with a potential loss hereunder that is not otherwise covered under the Company’s original policies (including but not limited to Declaratory Judgment Expenses), such expenses will be treated as a Loss Adjustment Expense.

B.	“Statutory penalties” is intended to cover, subject to the terms and conditions herein, statutory fines or penalties incurred as a result of the adjustment or settlement of claims.

C.	“Prejudgment interest or delay damages” shall mean interest or damages added to a settlement, verdict, award, or judgment based on the amount of time prior to the settlement, verdict, award, or judgment whether or not made part of the settlement, verdict, award, or judgment.

D.	“Declaratory Judgment Expenses” shall mean all legal expenses incurred in the representation of the Company in litigation, arbitration or any other dispute resolution proceeding or process brought to determine the Company’s defense and/or indemnification obligations that are allocable to any specific claim or loss under Policies subject to this Agreement.

ARTICLE 12

UNALLOCATED LOSS ADJUSTMENT EXPENSES

The Reinsurer shall pay the Company an Unallocated Loss Adjustment Expense of *** of its fifty percent (50%) quota share of gross net earned premium ceded hereunder, without regard to the cost of inuring facultative reinsurance, if any.

ARTICLE 13

FOLLOW THE FORTUNES

All reinsurance ceded hereunder shall be subject to the same clauses, rates, terms, conditions and endorsements as the Company’s original Policies, binders, or contracts, insofar as they relate to the business covered hereunder, the true intent of this Agreement being that the Reinsurer shall, in every case to which the Agreement applies and in the proportions specified herein, follow the fortunes of the Company.

ARTICLE 14

PREMIUM TRUST ACCOUNT

A.

As regards policies issued by the Company coming within the scope of this Agreement, the Company agrees that when it shall file with the insurance regulatory authority or set up on its books reserves for unearned premium and losses and Loss Adjustment Expenses covered hereunder which it shall be required by law to set up, it will forward to the Reinsurer a statement showing the proportion of such reserves which is applicable to the Reinsurer. The Reinsurer hereby agrees to fund such reserves in respect of unearned premium, known outstanding losses that have been reported to the Reinsurer and Loss Adjustment Expense relating thereto, losses and Loss Adjustment Expenses paid by the Company but not recovered from the Reinsurer, plus reserves for losses and Loss Adjustment Expenses incurred but not reported, as shown in the statement prepared by the Company (hereinafter referred to as “Reinsurer’s Obligations”). The Reinsurer agrees to enter into a trust agreement and to establish a trust account for the benefit of the Company to cover the Reinsurer’s Obligations. The Reinsurer agrees to maintain a balance in the Trust Account of (i) *** of the Reinsurer’s proportionate share of loss and Loss Adjustment Expense reserves including case reserves and IBNR, (ii) *** of the Reinsurer’s proportionate share of unearned premium reserves, and (iii) *** of Loss and Loss Adjustment Expense paid by the Company and billed to but not recovered from the Reinsurer, subject to a minimum balance of *** (“Minimum Trust Account Balance”). The Reinsurer and the Company agree that to fund initially the *** minimum balance, the Reinsurer shall deposit *** on or before the tenth (10th) day subsequent to the date of Reinsurer’s signature to this Agreement; *** on or before the fortieth (40th) day subsequent to the date of Reinsurer’s signature to this Agreement; *** on or before the one hundredth (100th) day subsequent to the date of Reinsurer’s signature to this Agreement; and *** on or before the one hundred fortieth (140th) day subsequent to the date of Reinsurer’s signature to this Agreement.

B.	The Reinsurer will enter into a trust agreement as provided in Article 14.A. above with a bank agreed upon by the Parties that is a member of the Federal Reserve System or a state-chartered bank or trust company. The trust agreement shall be in a form containing provisions acceptable to the insurance regulatory authorities having jurisdiction over the Company’s reserves (the “Trust Agreement”). The assets deposited by the Reinsurer shall be as provided in the Trust Agreement. The Reinsurer agrees, prior to depositing assets with the trustee, to execute assignments or endorsements in blank, or to transfer legal title to the trustee of all shares, obligations or any other assets requiring assignments, in order that the Company, or the trustee upon the direction of the Company, may whenever necessary negotiate these assets without consent or signature from the Reinsurer or any other entity.

1.	The Reinsurer agrees to limit its investments of collateral deposited into the Trust Account to investments in Eligible Securities and in the amounts/percentages as provided in the Trust Agreement.

2.	The Reinsurer and the Company will monitor the assets in the Trust Account for compliance with the definition of Eligible Securities, including those limitations on amounts/percentages of certain assets as set forth in the Trust Agreement. If the assets in the Trust Account are not within such limitations amounts/percentages, the Reinsurer shall independently, but no later than within ten (10) calendar days after receipt of a written request from the Company, make any necessary deposits or reallocations in the Trust Account in order for the assets in the Trust Account to comply with the definition of Eligible Securities.

3.

In the event the balance of the Trust Account as reflected on the monthly statement falls below the balance required under Article 14.A. above, the Company will advise the Reinsurer by November 15th of each calendar year, and the Reinsurer agrees to deposit into the Trust Account additional Eligible Securities in the amounts requested by Company on or before December 1st of each calendar year.

C.	The Reinsurer and Company agree that the Trust Agreement established pursuant to the provisions of this Agreement may be drawn upon at any time by the Company, notwithstanding any other provision of this Agreement, and be utilized and applied by the Company or any successor, by operation of law, of the Company including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Company for the following purposes:

1.	to reimburse the Company for the Reinsurer’s Obligations, the payment of which is due under the terms of this Agreement and which has not been otherwise paid;

2.	to refund any sum which is in excess of the actual amount required to pay the Reinsurer’s Obligations under this Agreement;

3.	to fund, in an amount at least equal to the minimum Trust Account balance provided in paragraph A above, an interest bearing account with the Company, separate from the Company’s other assets, the interest from which, not in excess of the prime rate, shall accrue to the benefit of the Reinsurer.

4.	to pay any other amounts the Company claims are due under this Agreement.

D.	The issuing bank shall have no responsibility whatsoever in connection with the propriety of withdrawals made by the Company or the disposition of funds withdrawn, except to ensure that withdrawals are made only upon the order of properly authorized representatives of the Company.

E.	At quarterly intervals at the Company’s discretion, but never less frequently than annually, the Company shall prepare a statement of the Reinsurer’s Obligations, for the sole purpose of adjusting the balance of the Trust Agreement. The Company’s determination of the Reinsurer’s Obligations and corresponding security amount shall be the amount utilized for the purpose of adjusting the amount of the Trust Agreement. The amount held in trust shall be adjusted in the following manner:

1.	If the statement shows that the balance of the Trust Account as of the statement date is less than the Minimum Trust Account Balance, the Reinsurer shall, within 15 calendar days after receipt of notice of such excess, increase such funding by the amount of such difference.

2.	If, however, the statement shows that the balance of the Trust Agreement as of the statement date exceeds the Minimum Trust Account Balance, the Company shall, within 15 calendar days after receipt of written request from the Reinsurer, decrease such funding by the amount of such excess.

3.	In the event that the total of all of Reinsurer’s Obligations remaining following Termination or Special Termination of this Agreement, as provided by Article 5 or Article 6, are *** or less, the Trust Account need only maintain a balance of *** of Reinsurer’s Obligations.

F.	The Reinsurer shall be responsible for all costs and fees associated with the establishment and maintenance of the Trust Agreement mandated by the provisions of this Article.

ARTICLE 15

REINSURER REPORTS

Reinsurer will provide the Company with copies of:

i)	On a quarterly basis, its unaudited financial statements prepared in accordance with Generally Accepted Accounting Principles (“GAAP”);

ii)	On an annual basis, its audited financial statements prepared on a statutory basis;

iii)	No less frequently than on an annual basis, its full actuarial report on loss reserves with all attached schedules, for all business written by Reinsurer including, without limitation, the business ceded under this Agreement. The Company and the Reinsurer each shall have the right to consult with the other’s actuary(ies) regarding its actuarial report(s) on loss reserves; provided, however, Reinsurer’s right to consult with the Company’s actuary(ies) shall be limited to the business ceded under this Agreement.

ARTICLE 16

EXCLUDED RISKS INADVERTENTLY BOUND

If, without the knowledge of a supervisory member of the Company’s underwriting department, the Company becomes bound on a risk specifically excluded in this Agreement, such reinsurance as would have been afforded for the risk by this Agreement if the risk had not been excluded shall nevertheless apply to such risk, with respect to claims against the original insured made and reported to the Company prior to the 45th day after discovery by a supervisory member of such underwriting department of the existence of the risk which makes the exclusion applicable.

If the Company is prohibited by statute or regulation from immediately canceling any risk to which the Article applies, such reinsurance as would have been afforded for the risk had the risk not been excluded shall apply until the earliest date the Company is legally able to cancel such risk.

If within such 45 day period, the Company shall have forwarded to the Reinsurer complete underwriting information and shall have received from the Reinsurer written notice of its approval of the risk, the reinsurance shall apply with respect to such risk for the policy period reported in the same manner as if such risk were not so excluded, subject however, to the terms of such notice of approval.

ARTICLE 17

SPECIAL ACCEPTANCE

Any risk that is specially accepted by the Reinsurer from the Company shall be covered under this Agreement and subject to the terms hereof, except as such terms shall be modified by such acceptance.

ARTICLE 18

ACCESS TO RECORDS

The Reinsurer or its duly authorized representatives shall have the right to visit the offices of the Company to inspect, examine, audit, and verify any of the Policy, accounting or claim files (“Records”) relating to business reinsured under this Agreement during regular business hours after giving five working days’ prior notice. This right shall be exercisable during the term of this Agreement or after the expiration or termination of this Agreement. Notwithstanding the above, the Reinsurer shall not have any right of access to the Records of the Company if it is not current in all payments due the Company.

ARTICLE 19

OFFSET

Except with respect to Reinsurer’s Obligations under Article 14 of this Agreement, the Company and the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of this Agreement. The party asserting the right of offset may exercise such right any time whether the balances due are on account of premiums or losses or otherwise.

ARTICLE 20

NO THIRD PARTY RIGHTS

This Agreement is solely between the Company and the Reinsurer, and in no instance shall any insured, claimant or other third party have any rights under the Agreement except as may be expressly provided otherwise herein.

ARTICLE 21

INDEMNIFICATION AND ERRORS AND OMISSIONS

A.	Any recitals in this Agreement of the terms and provisions of any original insurance are merely descriptive. The Reinsurer is reinsuring, to the amount herein provided, the obligations of the Company under any original insurance. The Company shall be the sole judge as to:

1.	what shall constitute a claim or loss covered under any original insurance written by or on behalf of the Company,

2.	the Company’s liability thereunder;

3.	the amount or amounts which it shall be proper for the Company to pay thereunder.

B.	The Reinsurer shall be bound by the judgment of the Company as to the obligation(s) and liability(ies) of the Company under any original insurance.

C.	Any inadvertent error, omission or delay in complying with the terms and conditions of this Agreement shall not be held to relieve either party hereto from any liability which would attach to it hereunder if such error, omission or delay had not been made, provided such error, omission or delay is rectified immediately upon discovery.

ARTICLE 22

CONFIDENTIALITY

A.	The Reinsurer hereby acknowledges that the documents, information and data provided to it by the Company, whether directly or through an authorized agent, in connection with the placement and execution of this Agreement (“Confidential Information”) are proprietary and confidential to the Company. Confidential Information shall not include documents, information or data that the Reinsurer can show:

1.	are publicly known or have become publicly known through no unauthorized act of the Reinsurer;

2.	have been rightfully received from a third person without obligation of confidentiality; or

3.	were known by the Reinsurer prior to the placement of this Agreement without an obligation of confidentiality.

B.	Absent the written consent of the Company, the Reinsurer shall not disclose any Confidential Information to any third parties, including any affiliated companies, except:

1.	when required by retrocessionaires subject to the business ceded to this Agreement;

2.	when required by regulators performing an audit of the Reinsurer’s records and/or financial condition; or

3.	when required by external auditors performing an audit of the Reinsurer’s records in the normal course of business.

C.	Notwithstanding the above, in the event that the Reinsurer is required by court order, other legal process or any regulatory authority to release or disclose any or all of the Confidential Information, the Reinsurer agrees to provide the Company with written notice of same at least 10 days prior to such release or disclosure and to use its best efforts to assist the Company in maintaining the confidentiality provided for in this Article.

D.	The provisions of this Article shall extend to the officers, directors, shareholders and employees of the Reinsurer and its affiliates, and shall be binding upon their successors and assigns.

ARTICLE 23

INSOLVENCY

A.	If more than one reinsured company is referenced within the definition of “Company” in this Agreement, this Article shall apply severally to each such Company. Further, this Article and the laws of the domiciliary state shall apply in the event of the insolvency of any Company covered hereunder. In the event of a conflict between any provision of this Article and the laws of the domiciliary state of any Company covered hereunder, that domiciliary state’s laws shall prevail.

B.	In the event of the insolvency of the Company, this reinsurance (or the portion of any risk or obligation assumed by the Reinsurer, if required by applicable law) shall be payable directly to the Company, or to its liquidator, receiver, conservator or statutory successor, either: (1) on the basis of the liability of the Company, or (2) on the basis of claims filed and allowed in the liquidation proceeding, whichever may be required by applicable statute, without diminution because of the insolvency of the Company or because the liquidator, receiver, conservator or statutory successor of the Company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the Company indicating the Policy or bond reinsured, which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses that it may deem available to the Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the court, against the Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit that may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

C.

As to all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement, the reinsurance shall be payable as set forth above by the Reinsurer to the Company or to its liquidator, receiver, conservator or statutory successor, (except as provided by Section 4118(a)(1)(A) of the New York Insurance Law, provided the conditions of 1114(c) of such law have been met, if New York law applies) or except (1) where the Agreement specifically provides another payee in the event of the insolvency of the Company, or (2) where the Reinsurer, with the consent of the direct insured or insureds, has assumed such Policy obligations of the Company as direct obligations of the Reinsurer to the payees under such Policies and in substitution for the obligations of the Company to such payees. Then, and in that event only, the Company, with the prior approval of the certificate of assumption on New York risks by the Superintendent of Insurance of the State of New York, or with the prior approval of such other regulatory authority as may be applicable, is entirely released from its obligation and the Reinsurer shall pay any loss directly to payees under such Policy.

ARTICLE 24

ARBITRATION

A.	Any dispute arising out of the interpretation, performance or breach of this Agreement, including the formation or validity thereof, shall be submitted for decision to a panel of three arbitrators. Notice requesting arbitration shall be in writing and sent certified or registered mail, return receipt requested.

B.	One arbitrator shall be chosen by each party and the two arbitrators shall then choose an impartial third arbitrator who shall preside at the hearing. If either party fails to appoint its arbitrator within 30 days after being requested to do so by the other party, the latter, after 10 days’ prior notice by certified or registered mail of its intention to do so, may appoint the second arbitrator.

C.	If the two arbitrators do not agree on a third arbitrator within 60 days of their appointment, the third arbitrator shall be chosen in accordance with the procedures for selecting the third arbitrator in force on the date the arbitration is demanded, established by the AIDA Reinsurance and Insurance Arbitration Society – U.S. (ARIAS). The arbitrators shall be persons knowledgeable about insurance and reinsurance who have no personal or financial interest in the result of the arbitration. If a member of the panel dies, becomes disabled or is otherwise unwilling or unable to serve, a substitute shall be selected in the same manner as the departing member was chosen and the arbitration shall continue.

D.	Within 30 days after all arbitrators have been appointed, the panel shall meet and determine timely periods for briefs, discovery procedures and schedules of hearings.

E.

The panel shall be relieved of all judicial formality and shall not be bound by the strict rules of procedure and evidence. Notwithstanding anything to the contrary in this Agreement, the arbitrators may at their discretion, request and consider underwriting and placement information provided by the Company to the Reinsurer, as well as any correspondence exchanged by the parties that is related to this Agreement. The arbitration shall take place in Morristown, New Jersey, or at such other place as the parties shall agree. The decision of any two arbitrators shall be in writing and shall be final and binding. The panel is empowered to grant interim relief as it may deem appropriate.

F.	The panel shall interpret this Agreement as an honorable engagement rather than as merely a legal obligation and shall make its decision considering the custom and practice of the applicable insurance and reinsurance business as promptly as possible after the hearings. Judgment upon an award may be entered in any court having jurisdiction thereof.

G.	Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the cost of the third arbitrator. The remaining costs of the arbitration shall be allocated by the panel. The panel may, at its discretion, award such further costs and expenses as it considers appropriate, including but not limited to attorneys’ fees, to the extent permitted by law.

ARTICLE 25

SERVICE OF SUIT

A.	This Article applies only to a Reinsurer not domiciled in the United States of America, and/or not authorized in any state, territory and/or district of the United States of America where authorization is required by insurance regulatory authorities.

B.	This Article shall not be read to conflict with or override the obligations of the parties to arbitrate their disputes as provided for in the Arbitration Article. This Article is intended as an aid to compelling arbitration or enforcing such arbitration or arbitral award, not as an alternative to the Arbitration Article for resolving disputes arising out of this Agreement.

C.	In the event of the failure of the Reinsurer to pay any amount claimed to be due hereunder, the Reinsurer, at the request of the Company, shall submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer’s rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States. The Reinsurer, once the appropriate court is selected, whether such court is the one originally chosen by the Company and accepted by the Reinsurer or is determined by removal, transfer, or otherwise, as provided for above, shall comply with all requirements necessary to give said court jurisdiction and, in any suit instituted against the Reinsurer upon this Agreement, shall abide by the final decision of such court or of any appellate court in the event of an appeal.

D.	Service of process in such suit may be made upon Bates & Carey LLP, 191 No. Wacker Drive, Chicago, Illinois 60606, who are authorized and directed to accept service of process on behalf of the Reinsurer in any such suit.

E.	Further, pursuant to any statute of any state, territory or district of the United States that makes provision therefore, the Reinsurer hereby designates the Superintendent, Commissioner or Director of Insurance, or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Agreement, and hereby designates the above-named as the person to whom the said officer is authorized to mail such process or a true copy thereof.

ARTICLE 26

GOVERNING LAW

This Agreement shall be governed as to performance, administration and interpretation by the laws of the State of New York, exclusive of conflict of law rules. However, with respect to credit for reinsurance, the laws of the jurisdiction having regulatory authority over the Company shall govern.

ARTICLE 27

ENTIRE AGREEMENT; MODIFICATION

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, sets forth all of the duties and obligations between the Company and the Reinsurer and supersedes any and all prior or contemporaneous written agreements with respect to matters referred to in this Agreement. This Agreement may not be modified or changed except by an amendment to this Agreement in writing signed by both parties.

ARTICLE 28

SEVERABILITY

If any provision of this Agreement shall be rendered illegal or unenforceable by the laws regulations or public policy of any state, such provision shall be considered void in such state, but this shall not affect the validity or enforceability of any other provision of the Agreement or the enforceability of such provision in any other jurisdiction.

ARTICLE 29

FEDERAL EXCISE TAX

The Reinsurer has agreed, for the purpose of paying the Federal Excise Tax, to allow to the Company the applicable percentage of the premium payable hereon (as imposed under Section 4371 of the Internal Revenue Code) to the extent such premium is subject to the Federal Excise Tax. The Company shall withhold from any premium due Reinsurer the applicable Federal Excise Tax and shall pay such Tax.

In the event of any return premium becoming due hereunder, the Reinsurer will deduct the applicable percentage from the return premium payable hereon and the Company or its Agent shall take steps to recover the Federal Excise Tax from the United States Government.

ARTICLE 30

EXECUTION IN COUNTERPART

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto, by their respective duly authorized officers, have executed this Agreement as of the dates recorded:

AMERINST INSURANCE COMPANY LIMITED
(The “Reinsurer”)

By:	Dated:
Stuart Grayston
President

THE NORTH RIVER INSURANCE COMPANY

UNITED STATES FIRE INSURANCE COMPANY

CRUM & FORSTER INDEMNITY COMPANY

CRUM AND FORSTER INSURANCE COMPANY

CRUM & FORSTER SPECIALTY INSURANCE COMPANY

By:	Dated:
Donald R. Fischer
Senior Vice President